Exhibit 3.4

CERTIFICATE OF AMENDMENT OF

THE CERTIFICATE OF INCORPORATION OF

PHILLIPS 66 COMPANY

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Phillips 66 Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable the following amendment to the certificate of incorporation of the Corporation:

Article IV, Section I is hereby deleted and replaced with the following text:

“The Corporation shall be authorized to issue 10,000 shares of capital stock, par value $0.01. All such shares are of one class and are shares of Common Stock.”

SECOND: That by action of written consent, the sole stockholder of the Corporation consented to the adoption of such amendment.

THIRD: That said amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

[signature appears on next page]

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by C. Doug Johnson this 5th day of April, 2012.

PHILLIPS 66 COMPANY

By:	/s/ C. Doug Johnson
Name:	C. Doug Johnson
Title:	Vice President